Exhibit (a)(8)

Option Exchange Program Overview for Employees November 2006

Today's Agenda Equity Compensation Overview Option Exchange Program Overview Participating in the Option Exchange Program

Equity Compensation Overview

What is equity compensation? Equity compensation is offered in addition to salary and non-cash benefits to give employees an ownership stake in the company Pixelworks offers stock options as equity compensation Stock options grant employees the opportunity to buy a set amount of shares at a per share price equal to the fair market value of a share of our stock as of the date of grant (strike price) As the company's stock price increases, the options increase in value Issued as part of hiring package or as incentive during employment

Why offer equity compensation? Equity compensation rewards employees based on improving the longer term financial performance of the company Retains employees by offering real ownership in improving company performance through financial incentives The purpose is to align the actions and behaviors of employees with the interests of shareholders

Equity Compensation and Shareholders Equity Compensation is closely examined by shareholders Accounting rules require option grants to be expensed at time of issue Additional option grants, if exercised, increase the number of outstanding shares, which causes dilution Dilution and "overhang" of outstanding equity awards in relation to the total number of shares outstanding are key financial measures Many of our employees hold options which are "out-of-the- money" Along with new options granted to new and continuing employees our dilution and "overhang" have increased

Pixelworks 'Overhang' Situation Currently have more than 4 million options for stock with a strike price exceeding $4.75 Options exceeding $4.75 are held by 373 employees, or more than 80 percent of workforce Stock option grant prices range from $4.75 to $39.00

Option Exchange Program

The Option Exchange Program Goals To enhance our equity-based financial incentive for employees to participate in as they contribute to our future success To reduce the future dilutive effect of our stock option plans

Exchange Program Overview Participation in the Options Exchange Program is voluntary Eligible employees have the choice To not participate and keep their existing stock option grants To participate and select any of their eligible stock options for exchange

Options Eligible for Exchange Outstanding option grants under the Old Plans (1997 and 2001 plans) that have not been exercised Eligible options must have a Strike Price at or above $4.75, the Minimum Threshold Price

The Exchange Ratio If an employee opts to participate, eligible stock option grants will be exchanged in accordance with a fixed 4-to-1 exchange ratio for new stock option grants Includes all vested and unvested shares Does not include any exercised shares Fractional shares will not be granted in the new grants The number of shares to be issued under new options shall be rounded to the nearest whole number of shares after giving effect to the exchange ratio Employees can only opt to exchange an entire stock option grant We will not exchange part or portion of a grant

The New Stock Option Grant The new stock option grant strike price will be at the market value on the close of the NASDAQ market on the Effective Date of the Exchange All new stock options grants will have a seven (7) year term The exchanged (old) stock option grant expires and goes away All new stock option grants will be granted under the New Plan (2006 plan), and would be subject to the terms of the New Plan and award agreement

New Stock Option Grant Vesting Schedule The new stock option grant will be 100 percent unvested at the time of grant The new stock option grant vest over 18 months 1/3 of the new grant vest 6 months following the end of the month in which the option is granted After which, the remaining 2/3 of the new grant vest 1/18th per month at the end of each month 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 Vesting amount 0 0 0 0 0 33.3 38.9 44.4 50 55.5 61 66.6 72.2 77.7 83.3 88.8 94.4 100

Exchange Examples Examples ? ? 1,000 Options exchanged = 250 New Stock Options Granted 1,027 Options exchanged = 257 New Stock Options Granted ? ?

Options Exchange Program Summary Voluntary program: Your Choice New options granted in exchange for eligible options you have been granted in the past Exchange ratio of 4-to-1 For every 4 options you have, you get 1 new option New 18-month vesting of new option grants

Participating in the Option Exchange Program

Eligibility to Participate All employees are eligible to participate, except the five most highly compensated executives and our board members Must be employed by Pixelworks: On the date the Election Period commences and On the Effective Date of the Exchange in order to receive a new option grant under the exchange In general, employees on approved leaves of absence are eligible to participate

Effect of Termination Employees who receive a notice of termination or submit their resignation prior to the Effective Date of the Exchange are not eligible to participate In those cases: The original stock option grants will expire under the terms and conditions of the Old Plan Terms include requirement to exercise vested options within three months of employment termination

Voluntary Participation If you choose not to participate: Do nothing If you choose to participate: Read all of the materials regarding the offer to exchange Get advice from your financial and/or legal advisor Pixelworks will not provide you with advice It is your responsibility to determine if there are any tax or legal consequences to participating in the exchange Complete the Election Form Submit the Election Form by the deadline date and time: 11:59 p.m., Pacific Standard Time, November 28, 2006

Exchange Election Form To participate, you need to complete the Election Form Three (3) items to complete: Select Participation Checkbox Write in Grant Number of stock option you want to exchange Sign your name, print your name and date

Exchange Election Form Check here to Exchange ALL eligible options Do NOT need to list Grant Numbers Check here to Exchange SOME eligible options List Grant Number of each option you want to exchange Only use if you have sent in a form you want to withdraw

Exchange Election Form Sign Your Name Print Your Name in English Date the form

Exchange Election Form Submit the completed 5-page form in one of the following ways: Scan the completed form as a PDF document and e-mail the file to pixelworksoep@pixelworks.com Fax the completed form to the attention of Option Exchange in Tualatin at 503-454-0261 Hand deliver the completed form to the Tualatin office at Option Exchange drop box Mail or Courier to the completed form to Tualatin, Attn: Option Exchange

Deadline for Submitting Completed Form Must be received in our Tualatin office by November 28, 2006 by 11:59 P.M. Pacific Standard Time No Exceptions

Your Stock Options Provided in Personal Summary of Stock Options Available by logging on to your E*Trade account www.etrade.com Need your User ID and password If you have never activated your account USA: User ID = Social Security Number Canada: User ID = Social Insurance Number Japan, Taiwan, China, Korea: User ID - contact Pam Wasson or Nancy Taylor to get your ID

Personal Summary of Stock Options This is the Grant Number of each stock option Eligible option grants must be from 1997 Plan or 2001 Plan Outstanding options are the options that will be exchanged for new options 4:1 Price must be $4.75 or higher to exchange options

Your Options in E*Trade Go to Employee Stock Plans

Your Options in E*Trade This is the Grant Number of each stock option Price must be $4.75 or higher to exchange options Exercisable lists only vested options - this may NOT be the total options exchanged

Calendar Dates October 27 - November 28, 2006 The Election Period Review all of the materials Make a decision on whether you want to participate Turn in Election Form if participating November 28, 2006, 11:59 pm Pacific Standard Time Deadline: To participate, your election form must be received in our Tualatin office by this time

Keep in Mind Pixelworks is not able to advise you on what course of action is right for you to take in this program You should check with your personal financial, legal and/or tax advisor(s) prior to deciding whether or not to participate Participation in the stock option exchange program is completely voluntary Read all the materials provided to you, including the Offer Circular Review your stock option holdings on your personal grant status statements or on-line via your E*Trade account

Keep in Mind (continued) See the Offer of Exchange for a description of potential tax consequences of the exchange program that may be applicable to you These descriptions do not discuss all of the potential tax consequences that may be relevant to you in light of your personal circumstances and are not intended to be applicable in all respects to all categories of option holders. Additional copies of the Offer to Exchange, the Election Form and Notice of Withdrawal are available at oep.pixelworks.com.

More Questions? Email pixelworksoep@pixelworks.com Contact a member of the HR Team YOU CAN FIND ALL MATERIALS REGARDING THE OPTION EXCHANGE PROGRAM ON THE INTRANET AT OEP.PIXELWORKS.COM.